UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Exchange Act of 1934

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Enhabit, Inc.

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Enhabit Details Decisive Actions to Successfully Stabilize Business and

Position Company for Value Creation

Files Definitive Proxy Materials and Mails Letter to Stockholders

AREX’s Unqualified Slate of Nominees Risks Detracting from the Talent Currently on the Board

Urges Stockholders to Vote “FOR” Only Enhabit’s Nine Nominees on the YELLOW Proxy Card

DALLAS, June 10, 2024 – Enhabit, Inc. (NYSE: EHAB) (“Enhabit” or the “Company”), a leading home health and hospice provider, today announced that it has filed definitive proxy materials with the Securities and Exchange Commission in connection with its upcoming 2024 annual meeting of stockholders (the “2024 Annual Meeting”) scheduled for July 25, 2024. Stockholders of record as of the close of business on June 5, 2024, are entitled to vote at the 2024 Annual Meeting.

In connection with the filing of its definitive proxy statement, Enhabit is mailing a letter to stockholders. Enhabit’s definitive proxy materials and other materials regarding the Board of Directors’ recommendation for the 2024 Annual Meeting can be found at investors.ehab.com.

The full text of the letter follows:

PROTECT THE VALUE OF YOUR INVESTMENT: VOTE THE ENCLOSED YELLOW PROXY CARD “FOR” ENHABIT’S HIGHLY QUALIFIED AND COMMITTED DIRECTOR NOMINEES

Dear Fellow Stockholder,

At our upcoming 2024 Annual Meeting of Stockholders (“Annual Meeting”), you will have an important decision to make about the future of Enhabit Home Health & Hospice (“Enhabit” or the “Company”) – whether our Board should be replaced and control of Enhabit handed to one of our stockholders, AREX Capital Management, LP (together with its affiliates, “AREX”).

Your current Board unanimously believes the answer to this question is emphatically, no. Allow us to explain. Previously a subsidiary of Encompass Health Corporation (“Encompass”), Enhabit has been a public company for just seven full quarters. Neither our financial results nor our stock performance has satisfied expectations during this period and certainly have not met the standard your Board has set for Enhabit. This is due to a variety of factors, including the structure and condition of our Company at the time of the spin-off, as well as industry headwinds that were exacerbated due to our business mix. We also experienced a few operational missteps, which did not meet the high standards we have set for ourselves.

But that is the past. Looking forward, the Company is focused on improving our execution in areas that we directly control beyond business mix and market conditions. As demonstrated by our financial performance at the end of 2023 and beginning of 2024, the Board and management team have taken the necessary steps to evolve Enhabit into a stronger, more resilient post-spin public company, well-positioned for growth, including:

•	Standing up a public company despite challenging structural circumstances, including enhancing our standalone financial control environment;

•	Executing a well-designed Board refreshment program that included the appointment of two new directors pursuant to an agreement with stockholders;

•	Undertaking a comprehensive nine-month review process to evaluate all strategic alternatives for the Company, including a potential sale; and

•	Most importantly, executing on its strategic plan to stabilize the business amidst significant industry headwinds.

Despite our demonstrable progress and current trajectory, AREX has initiated a proxy contest to replace the majority of the Board with a seven-candidate slate that has largely outdated experience and numerous other flaws. Most prominently, none of the six independent candidates have any board experience at a NYSE or NASDAQ-listed company. Furthermore, if AREX takes control of the Company, their stated intent is to institute a “Transformation Committee,” which will presumably operate as a shadow management team, to implement a yet-to-be-disclosed strategic plan – this is not the recipe for success.

We have engaged with AREX extensively since our infancy as a public company and have accommodated their requests for discussions with both management and members of the Board. To date, AREX has not indicated any willingness to entertain a reasonable settlement offer that does not include delivering to AREX control of the Board. The Company remains open to a constructive resolution of the proxy contest in a manner that does not destabilize the business.

AREX’s public statements contain numerous mischaracterizations, cherry-picked time periods and misleading assertions, which we will address in future communications. However, we wholeheartedly agree with AREX on the following:

“The only thing that matters now is setting the Company on a path that will unlock

Enhabit’s substantial value for all stockholders.”

And we believe the current Board is the superior choice to do so. We urge you to protect the value of your investment by voting the YELLOW proxy card “FOR” ONLY Enhabit’s nine highly qualified nominees – Jeffrey W. Bolton, Tina L. Brown-Stevenson, Charles M. Elson, Erin P. Hoeflinger, Barbara A. Jacobsmeyer, Susan A. La Monica, Stuart M. McGuigan, Gregory S. Rush and Barry P. Schochet.

ENHABIT’S BOARD AND MANAGEMENT TEAM HAVE NAVIGATED A CHALLENGING ENVIRONMENT AND STABILIZED THE BUSINESS

Enhabit has faced a series of headwinds since it separated from Encompass in July 2022, which impacted the Company’s ability to accurately forecast its performance.

•	Spinning out with levels of debt notably higher than many of Enhabit’s peers, which has inhibited its ability to make opportunistic acquisitions.

•

A rapid acceleration of Medicare beneficiaries’ moving from Medicare to Medicare Advantage across the industry affected the Company more than its peer companies due to Enhabit’s relatively high mix of Medicare business and lower number of Medicare Advantage contracts at favorable rates at the time of the spin, leading to a disproportionate decline in adjusted EBITDA as the mix of business normalized.

•	High interest rate environment, which further limited Enhabit’s ability to be acquisitive and increased its cost of debt.

•	Inflationary wage trends and labor market shortage, which created capacity constraints, limiting growth and increasing Enhabit’s cost per visit.

Against this challenging backdrop, the Board and management team have executed a multi-faceted strategy in our home health and hospice businesses to strengthen Enhabit’s foundation, including:

•

Stabilizing Medicare admissions as a percentage of total home health revenue. Enhabit’s traditional Medicare mix of home health revenue is at approximately 60% and now in line with peers. While we still have work to do in this area, we expect this to result in improved performance. For example, while year-over-year Medicare admissions declined 11.4% in the first quarter of 2024, we experienced a Medicare admission increase of 3.4% sequentially.

•

Improving our Medicare Advantage rate. As we shift business to our payor innovation contracts, we are driving higher revenue per visit. We have driven steady increases in our non-Medicare revenue per visit, from approximately $136 in FY 2022, to approximately $140 in FY 2023, to approximately $145 in the first quarter of 2024. These improvements are a result of our payor innovation process, which began in the summer of 2022. Notably, in Q1 2023, only 6% of non-Medicare visits were covered by payor innovation contracts at improved rates. In Q1 2024, that figure was 38%. In addition, admissions in our historically lower paying contracts declined from 42% of total admissions in Q1 2023 to 29% in Q1 2024.

•

Growing our payor network. Since the spin-off in July 2022, we have secured 64 new agreements, two of which are new national agreements. Our pipeline includes 30 potential new agreements, along with 28 historic agreements that are being re-negotiated.

•

Increasing hospice admissions and census. We stabilized the clinical work force and are now focused on business development to drive admissions and census growth. Since the spin-off in July 2022, we have grown hospice revenue by approximately 3% and admissions by approximately 7%, outpacing our closest peer.

•

Bolstering our talent pool. In 2023, we eliminated all hospice and home health nursing contract labor, which is traditionally more expensive driving lower overall profitability. In Q1 2024, Enhabit’s full-time nursing candidate pool increased over 30% year-over-year and resulted in the addition of 151 net new full-time nurses.

•	Delivering consistently excellent care to our patients. Our success is a competitive advantage in negotiations with payors. In 2023:

•	Enhabit’s 30-day hospital readmission rate was 20.5% lower than the 2022 national average.

•	Enhabit’s Quality of Patient Care star rating was 16.7% better than the national average.

•	Enhabit is 52.3% better than the national average in hospice visits by a RN or medical social worker in two of the last three days of the patient’s life.

ENHABIT IS POISED TO DRIVE GROWTH AND VALUE CREATION

With Enhabit on more solid footing, we can now leverage our business stability to drive growth. Our priorities include:

Home Health. We are increasing clinical staffing, enhancing ability to accept new payors and aligning clinical resource utilization with patient needs.

•	We continue to increase net full-time nursing and therapy headcount to support home health growth.

•

Our payor innovation team is contracting with new payors. This positions us to accept more patients and be a preferred provider to referral sources. We have two new national payor agreements in place as of January 1, 2024, which positions us much better than we were at the beginning of 2023.

•	We are utilizing analytics and clinical management software, such as Medalogix Pulse, to optimize our care plans without compromising our industry leading outcomes.

Hospice. We are growing census through improved staffing capacity, increasing use of analytics to drive high-quality care and focusing on efficiencies in the referral to admission process.

•	We have no capacity constraints in our hospice locations, enabling us to take referrals that our business development team sources for us.

•

Enhabit has implemented a case management staffing model that continues to improve recruitment and retention of hospice staff while eliminating all contract nursing and staffing constraints. Now that we have sufficient clinical staffing, we are focused on recruiting additional business development team members to increase referrals.

•

Enhabit has successfully reallocated certain hospice resources to form centralized admission departments. The sole focus of these departments is to improve our ability to respond quickly to referral sources.

•	The Company also leverages both internally developed tools as well as third-party software to reduce our cost per visit, enhance our productivity and optimize the use of our nursing and therapy staff.

De Novos. We are making investments through our de novo strategy focused on staffing and hiring the clinical team to build patient census and aim to achieve 10 de novo locations per year which will allow us to enter new markets.

•	De novos present attractive economics, with an initial investment of approximately $250,000 to $350,000, allowing Enhabit to capitalize on growth opportunities in overlapping geographies.

•	Enhabit’s operational and sales teams have been focused on ramping up referrals and admission growth in the eight existing de novo locations that opened in 2023.

•	The Company added resources to our integration team to support our de novo strategy.

•	We have opened three thus far in 2024. De novos that have reached their one-year anniversary are generally at or ahead of plan.

People. Through our employee-first culture, we undertake significant efforts to ensure our clinical and support staff receive the education, training, support and recognition necessary to provide the highest quality care in the most cost-effective manner.

•	With our demonstrated success in nursing hires, we can now turn some talent acquisition resources to recruiting additional therapists that will allow us to grow volumes.

•

The success of our human capital management strategy is evidenced by acknowledgement in many industry and national workforce awards, including the recently announced 2024 Top Workplaces USA award issued by Energage,[1] and results from our employee engagement survey that show active engagement by employees beyond the national average.

ENHABIT’S REFRESHED, HIGHLY QUALIFIED BOARD IS FIT FOR PURPOSE AND

SUPERIOR TO THE AREX PROPOSED NOMINEES

As Enhabit continues to mature as a public company, the Board is ensuring that it has the right mix of skills along with a balanced mix of tenures to help drive Enhabit’s next phase of growth.

Today, the Company’s Board consists of 13 directors, 12 of whom are independent directors, including five transitional directors who previously served on the Encompass board. The Company believes the historical knowledge of the business and public company board experience provided by the transitional directors was invaluable as we navigated obstacles and headwinds during our transition to a standalone public company. Most spin-off companies have legacy directors for this reason. As part of our well-designed, previously disclosed Board refreshment plan, four of the five transitional directors will step down from the Board at the Annual Meeting.

Importantly, the skillsets and expertise of the Company’s directors up for re-election at the Annual Meeting are strongly aligned with the opportunities we see ahead. As AREX aptly highlighted, Charles Elson, the sole former Encompass director remaining on Enhabit’s Board, stated, “The skills-based composition of a corporate board is critically important to proper board function…a wide range of talents that are tailored to the business of the corporation is vital to effective management monitoring.”2 Mr. Elson had Enhabit’s Board in mind when he made this statement in August 2023.

[1]	https://investors.ehab.com/news/news-details/2024/Enhabit-Home-Health— Hospice-Named-a-Winner-of-the-2024-Top-Workplaces-USA-Award/default.aspx
[2]	Elson, C. (2023, August 9). Editor’s Note: Planes, Trains and Corporate Governance. Directors & Boards.

The eight independent Enhabit Board nominees include:

•	Directors with ample experience serving on public company boards;

•	Six directors who have overseen Enhabit through a period of instability and positioned the Company for growth and stockholder value creation;

•

Two directors with executive-level expertise at two large payors that have distinct but complementary operations; this experience is invaluable as Enhabit’s payor innovation strategy continues to expand;

•

A Chief Human Resources Officer for a publicly traded organization with nearly 20,000 employees whose perspective gained over ten years in this role pertains specifically to the Company’s efforts to improve recruitment and retention across our locations in the U.S., as well as to implement executive compensation programs designed to create value for stockholders, and broader human capital management objectives;

•

A former Chief Administrative Officer and Chief Financial Officer in a leading health services company with over 20 years of leadership experience and strong accounting acumen that is necessary considering the Company’s recently enhanced financial controls;

•	A director identified and selected by a stockholder of the Company that has a proven track record navigating industry cycles as a senior executive;

•

A former Chief Information Officer at the U.S. Department of State, Johnson & Johnson and CVS Caremark with over three decades of Information Technology expertise, and a former Senior Vice President of Health System Analytics and Decision Support with significant experience in health system analytics and data, both of which have proved critical as we build out our analytics capabilities;

•

A Certified Public Accountant with more than 30 years of experience and significant M&A expertise gleaned from serving as Chief Financial Officer at two public companies prior to their respective sales to private equity; and

•	A renowned corporate governance expert (who has been quoted by AREX), with prior service as a director nominee of shareholder activists.

If elected, this Board, whose skillsets align greatly with the strategic initiatives of the Company, intends to oversee a management team poised to grow the business and enhance value for all stockholders.

Compare this experience with the seven AREX proposed nominees and the vast disparity in quality is readily apparent:

•	Seven nominees with only a combined four years of public company experience – one at a discount retail company that filed for bankruptcy and another at a holding company not registered with the SEC;

•

Nominees whose healthcare experience is either tangential to home health and hospice operations and payor relationships, unproven because of short track records, or dated with limited relevance because of today’s Medicare-Advantage marketplace dynamics;

•	Candidates whose “payor” experience is at convenors (a third-party administrator working and coordinating with payors and providers), and not actually at payors;

•	No candidates with extensive experience in leveraging analytics, which is a core initiative;

•	No candidate with extensive experience in implementing executive compensation policies and programs, ESG initiatives, or IT/cybersecurity infrastructure; and

•

Lack of candidates with the requisite accounting and internal control experience or compensation expertise to form properly functioning Audit and Human Capital Committees – qualities that are critical for any board to effectively oversee internal controls and communicate with auditors and design executive compensation plans to ensure alignment with management and stockholders.

If elected, AREX intends to form a “Transformation Committee.” In addition to concerns about the AREX nominees’ experience and ability to effectively oversee the Company, we believe it will take months for them to get up to speed.

ENHABIT’S INDEPENDENT BOARD OVERSAW A ROBUST STRATEGIC REVIEW PROCESS: THE BOARD HAS DEMONSTRATED THAT IT IS OPEN TO ALL OPPORTUNITIES TO MAXIMIZE STOCKHOLDER VALUE

Your Board actively seeks and carefully evaluates stockholder input on an ongoing basis. To that end, at the urging of AREX and other stockholders, the Board oversaw a robust strategic review process which included a potential sale of the Company. The process involved 38 potential counterparties, including strategic buyers and financial sponsors – with certain parties expressing varying degrees of interest; however, due to a variety of factors (including macro and industry headwinds), none submitted formal offers despite the Board’s extensive efforts.

The Board remains open to all opportunities to maximize stockholder value and will continue to take actions that best position Enhabit for the future, whether operating as a standalone entity or as part of a larger platform.

PROTECT THE VALUE OF YOUR INVESTMENT IN ENHABIT:

VOTE THE YELLOW PROXY CARD TODAY

We strongly urge stockholders to vote for the entire slate of nine highly qualified and experienced Enhabit director nominees. Your vote is extremely important, no matter how many shares you own. Please use the enclosed YELLOW proxy card to vote ONLY FOR Enhabit’s nine nominees today.

You can elect our nominees by signing, dating and returning the YELLOW proxy card in the postage-paid envelope included in your proxy materials.

DISCARD the white proxy card you receive from AREX. If you mistakenly voted using the white proxy card, you may cancel that vote by simply voting again using Enhabit’s YELLOW proxy card – only your latest-dated vote will count.

Thank you for your continued support of and investment in Enhabit.

Sincerely,

The Enhabit Board of Directors

If you have questions or need assistance voting your shares, please contact:

Toll-Free: 1-800-322-2885

Or

Email: Enhabit@MacKenziePartners.com

About Enhabit Home Health & Hospice

Enhabit Home Health & Hospice (Enhabit, Inc.) is a leading national home health and hospice provider working to expand what’s possible for patient care in the home. Enhabit’s team of clinicians supports patients and their families where they are most comfortable, with a nationwide footprint spanning 255 home health locations and 112 hospice locations across 34 states. Enhabit leverages advanced technology and compassionate teams to deliver extraordinary patient care. For more information, visit ehab.com.

Forward-Looking Statements

Statements contained in this press release which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking information speaks only as of the date hereof, and Enhabit undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are based upon current information and involve a number of risks and uncertainties, many of which are beyond our control. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual events or results to differ materially from our present expectations include, but are not limited to, our ability to execute on our strategic plans, regulatory and other developments impacting the markets for our services, changes in reimbursement rates, general economic conditions, changes in the episodic versus non-episodic mix of our payers, the case mix of our patients, and payment methodologies, our ability to attract and retain key management personnel and health care professionals, potential disruptions or breaches of our or our vendors’, payors’, and other contract counterparties’ information systems, the outcome of litigation, our ability to successfully complete and integrate de novo locations, acquisitions, investments, and joint ventures, our ability to successfully integrate technology in our operations, our ability to control costs, particularly labor and employee benefit costs, and impacts resulting from the announcement of the conclusion of the strategic review process. Additional information regarding risks and factors that could cause actual results to differ materially from those expressed or implied by any forward-looking statement in this press release are described in reports filed with the SEC, including our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, copies of which are available on the Company’s website at http://investors.ehab.com and free of charge through the website maintained by the SEC at www.sec.gov. We urge you to consider all of the risks, uncertainties and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this press release.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A and other documents with the SEC in connection with its solicitation of proxies from the Company’s stockholders for the Company’s 2024 annual meeting of stockholders. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING YELLOW PROXY CARD, AND ALL OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the definitive proxy statement, an accompanying YELLOW proxy card, any amendments or supplements to the definitive proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Investors” section of the Company’s website, http://investors.ehab.com, or by contacting InvestorRelations@ehab.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Investor relations contact

Crissy Carlisle

investorrelations@ehab.com

469-860-6061

Media contact

Erin Volbeda

media@ehab.com

972-338-5141